EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. on Form S-3 of our report dated March 28, 2005, appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Amper Politzner & Mattia, P.C.

Edison, New Jersey
April 25, 2005